Exhibit 10.1
DATED 17th January 2002
(1) NAVIGATORS UNDERWRITING AGENCY LIMITED
and
(2) STEPHEN COWARD
SERVICE AGREEMENT
(CONSORTIUM UNDERWRITER)

THIS AGREEMENT is made on                 2001
BETWEEN:
(1)	NAVIGATORS UNDERWRITING AGENCY LIMITED (Reg No 1380715) whose registered office is at Room 974, Lloyd’s, One Lime Street, London EC3M 7HA (“the Company”); and
(2)	STEPHEN COWARD of 3 Watercress Close, Stevenage, Herts., SG2 9TN (“the Executive”).
1.	DEFINITIONS
1.1	In this Agreement the following expressions have the following meanings:-

Expression	Meaning

“the Board”	the Board of Directors of the Company from time to time;

“Subsidiary”	any subsidiary for the time being of the Company (for which purpose the expression “subsidiary” has the meaning ascribed to it by Section 736 of the Companies Act 1985 as amended);

“the Commencement Date”	the date of this Agreement; and

“the Syndicates”	all or any of Syndicates 552, 1023 and 1221 at Lloyd’s as from time to time constituted.
2.	PREVIOUS AGREEMENTS
This Agreement contains the entire and only agreement, and will govern the relationship, between the parties from the Commencement Date, in substitution for all previous agreements and arrangements (whether written, oral or implied) between the parties relating to the service of the Executive, all of which agreements and arrangements are deemed to have been brought to an end by mutual consent with effect from the Commencement Date. The Executive and the Company acknowledge that, in entering into this Agreement, neither has relied on any representation or undertaking by the other, whether oral or in writing, except as expressly incorporated in this Agreement.

3.	APPOINTMENT, TERM AND NOTICE
3.1
The Company will employ the Executive, and the Executive will serve the Company, as Engineering Underwriter. The duties of the Executive include membership of the Boards and Committees and the responsibilities as set out in Schedule I, as amended by the Board from time to time.

3.2	Subject to Clauses 3.3 and 15, the Executive’s employment will continue unless and until:
3.2.1	the Executive gives to the Company three’ advance notice of termination in writing, such notice to expire at any time; or
3.2.2	the Company gives to the Executive three month’s advance notice of termination in writing, such notice to expire at any time.
3.3
The Company reserves the right (but is not, in any case, obliged) to make a payment in lieu of notice, or for any unexpired period of notice. This right applies whether notice is given by the Company or by the Executive. Any payment in lieu will consist solely of a sum equivalent to the Executive’s salary (at the rate applicable to the date notice is given) and the cash equivalent of any entitlement to benefits for the notice period, or any unexpired period of notice, and will be subject to such deductions for tax and national insurance as the Company is required to make.

3.4	Notwithstanding the provisions of Clause 3.2, the Executive’s employment will automatically end on the last day of the month in which the Executive reaches the age of 60.
3.5	The Executive’s continuous employment with the Company for the purposes of the Employment Rights Act 1996 began on 7th January 2002.
4.	DUTIES
4.1
The Executive agrees to carry out such duties and functions, hold such offices, exercise such powers and comply with such instructions in connection with the business of the Company, and any Subsidiary, as are compatible with the position described in clause 3.1, as the Board shall determine from time to time. The Executive’s duties may be amended from time to time by the Board, and he may be required to undertake additional or other duties compatible with such position as necessary to meet the needs of the Company’s business and the business of the Subsidiaries.

4.2
During the Executive’s employment, he will (except when prevented from doing so by illness, accident or holiday, as provided below) devote the whole of his time, attention and skill during normal working hours, and at such other times as his duties may require, to the affairs of the Company, and any Subsidiary; and he will use his best endeavours to promote the interests of the Company and of the Subsidiaries, provided that (without prejudice to Clause 5) the Board may at any time require him to cease performing and exercising specific duties, functions or powers and holding such offices (or any of them) to the extent that this does not derogate from his position.

4.3
The Executive’s normal hours of work are from 9.30am to 5.30pm, Monday to Friday, inclusive. From time to time the Executive may be required to work such additional hours as may be reasonably required to carry out his duties properly and effectively. The Executive agrees that he may, from time to time, be required to work for more than an average of 48 hours per week. The Executive is not entitled to any overtime payment or time off in lieu of any additional hours.

4.4
The Executive is encouraged to take responsibility for his own training and development. He may, however, be required to participate from time to time in the training, development and appraisal schemes operated within the Company. The Executive may also be required by the Company to undertake such additional internal or external study as the Company reasonably requires or to complete continuing professional education training courses in compliance with Lloyd’s regulations (if applicable).

4.5
The Executive shall at all times promptly give to the Board (in writing if so requested) all such information, explanations and assistance as the Board may require in connection with the business or affairs of the Company, any of the Subsidiaries, or the Syndicates and the Executive’s employment under this Agreement.

4.6
The Executive will at all times comply with the requirements of the Lloyd’s Model Code (Price Sensitive Information Bye law: No 19 of 1995) (“the Model Code”) in force for the time being. A copy of the Model Code can be obtained from the Company’s Compliance Officer. In cases of doubt, the Executive must seek guidance from the Company’s Compliance Officer. Even where a proposed dealing is permitted by the Model Code, it must not be carried out if it would breach Part V of the Criminal Justice Act 1993. The Executive must at all times observe Part V of the Criminal Justice Act 1993 and any legislation or regulations which amend or replace it in the future (“insider trading legislation”). Without prejudice to any of the provisions of Clause 15.1, if the Executive is charged with an offence under Part V of the Criminal Justice Act 1993 or if the Company has reasonable grounds for believing that he has or had infringed the Model Code, he may be suspended from his employment until the outcome of such proceedings is known or the investigation of the suspected infringement is completed.

4.7
Except with the written consent of the Board, given in advance, the Executive agrees that he will not during his employment be directly or indirectly engaged, concerned or interested (whether as principal, servant or agent) in any other trade, business or occupation whatsoever (whether alone, or on the Executive’s own behalf, or on behalf of or in association with any other person) apart from the business of the Company and the Subsidiaries: provided that nothing contained in this Agreement shall preclude the Executive from being interested, for investment purposes only, as a member or debenture holder or as a beneficial owner of any stock, shares or debentures (a) in the Company or any of the Subsidiaries or (b) in any other company, provided that such stock, shares or debentures are (i) in a company which does not conduct any insurance-related business and does not supply goods or services to or otherwise deal with the Company or its Subsidiaries or (ii) listed or dealt in on a recognised stock exchange and, in either case, do not represent more than four percent of the total share or loan capital from time to time in issue in such company.

5.	JOINT APPOINTMENTS
The Company is entitled, at any time, to appoint any person or persons to act jointly with the Executive in order that such person or persons will jointly with the Executive discharge the Executive’s duties and functions under this Agreement.
6.	PLACE OF WORK
6.1
The Executive shall perform his duties at offices of the Company in the City of London and at Lloyd’s. His usual place of work is Suite 974, Lloyd’s, 1 Lime Street, London EC3M 7HA. The Executive may, however, be required to work at other locations including the Underwriting Room. Furthermore, the Company is entitled to require the Executive to travel overseas on business from time to time to carry out his duties.

6.2	The Company operates a no smoking policy throughout its offices.
7.	REMUNERATION
7.1	By way of remuneration for the Executive’s services under this Agreement, he will:-
7.1.1
be paid by the Company a salary of £115,385 per year, with effect from the Commencement Date, which salary will accrue from day to day, and which will be payable in arrears by equal monthly instalments on the last day of each month by direct credit transfer to the Executive’s bank or building society account;

7.1.2	be entitled to participate in any Incentive Plan implemented by the Company from time to time; and
7.2
The Executive’s salary will be subject to review by the Company. Any change will be effective on and from 1 July each year during the Executive’s employment. Any increase of the Executive’s salary will be a matter to be decided at the Company’s absolute discretion.

8.	EXPENSES
The Executive will be reimbursed all amounts reasonably and properly expended by him in the performance of his duties under this Agreement on hotel, travelling, entertainment and other similar items, subject to the Executive complying with the Company’s guidelines and regulations relating to expenses as issued from time to time, and subject to production to the Company of all relevant vouchers and other information requested by the Company in respect of such expenses.
9.	PENSION AND OTHER BENEFITS
9.1.1
The Executive is entitled to become a member of the Mander, Thomas & Cooper pension scheme (“the Scheme”) subject to and upon the rules of the Scheme from time to time in effect. Full particulars of the Scheme can be obtained from the Finance Director.

9.1.2	There is no contracting out certificate in force in respect of the Executive’s employment under the provisions of the Pension Schemes Act 1993.
9.2
The Executive shall be entitled to become a member of the private medical scheme and the permanent health insurance (“PHI”) scheme which the Company has arranged for its employees and details of which are available from the Company Secretary. If either scheme is varied or discontinued the Company shall, insofar as is reasonable and practicable, arrange such private medical and PHI cover for the Executive (whether through one or more collective schemes or not) as may provide cover reasonably equivalent to that provided under the existing scheme.

9.3	At the Board’s absolute discretion, a Christmas bonus may be declared and paid in December in addition to the Executive’s normal monthly salary.

10.	HOLIDAYS
10.1
In addition to normal public holidays the Executive shall be entitled to twenty-five working days’ paid holiday, to be taken at such time or times as may be approved in advance by the Board. Reasonable advance notice of intention to take holiday must be given to the Managing Director. The Executive will be paid his normal basic pay during such holidays. Not more than ten consecutive days’ holiday may be taken at any one time unless prior written permission is given by the Managing Director. Except in exceptional circumstances, no holiday (other than public holidays) may be taken between 1 December and 31 January.

10.2	For the purposes of this Clause the expression “holiday year” means the period from 1 January to 31 December in each year.
10.3
The Executive’s entitlement to paid holiday in the holiday year in which his employment ends will be pro rated for each completed calendar month in that year, rounded up to the nearest half day. No such entitlement to holiday pay will arise if the Executive ends his employment without the Company’s written consent before the expiry of notice given by the Executive under Clause 3.2 or without giving notice.

10.4
At the end of the Executive’s employment, if the Executive has taken more or less than his holiday entitlement in that year, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay, calculated on a pro rata basis by reference to the number of days’ holiday in respect of which such adjustment is made. If, however, the Company ends the Executive’s employment in accordance with Clause 15.1, the Company will, in no circumstances, be liable to make any payment to the Executive in respect of holiday entitlement which has not been taken by the Executive during the employment.

10.5	Unless required by the Company, holidays may not normally be taken as part of a period of notice.
11.	CONFLICT OF INTEREST
The Executive agrees that he will not:
11.1
during his employment, introduce to any other person, firm, company, organisation or business, business of any kind with which the Company, any of its Subsidiaries or the Syndicates are able to deal; and

11.2
have any financial interest in, or derive any financial or other benefit from, contracts or transactions with any third party entered into by the Company, any of its Subsidiaries or the Syndicates, without first disclosing such interest or benefit to the Board and obtaining its written approval to his having such an interest or benefit.

12.	RESTRICTIVE COVENANTS
12.1	In this Clause and in Clauses 13 and 15 the following expressions have the following meanings:-

Expression	Meaning

“the Company’s Business” all and any commercial activities of the Company and any Subsidiary:-

	(a)	with which the Executive shall have been concerned or involved to any material extent at any time during his employment by the Company and which the Company or any Subsidiary, as the case may be, shall carry on with a view to profit; or

	(b)	which the Company or any Subsidiary shall, at the Termination Date, have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Executive shall, at the Termination Date, possess any Confidential Information;

“Confidential Information”	all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) to which the Company and any Subsidiary attaches an equivalent level of confidentiality to any third party:-

(a)	which the Executive shall acquire at any time during his employment by the Company but which does not form part of the Executive’s own stock in trade; and

		(b)	which is not readily ascertainable to persons not connected with the Company or any Subsidiary either at all or without a significant expenditure of labour, skill or money;

“Corporate Information”	all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, business plans, management systems, finances or maturing new business opportunities of the Company, any Subsidiary or the Syndicates;

“directly or indirectly”	without prejudice to the generality of the expression, means by virtue of:-

	(a)		the holding of any position as director, officer, employee, consultant, partner, principal or agent;

	(b)		the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 4% of the issued ordinary shares of any company whose shares are listed on any recognised Investment Exchange (as defined in Section 207 of the Financial Services Act 1986); or

	(c)		the direct or indirect provision of any financial assistance;

“Employee”	any person who is or was, at any time during the period of twelve months ending on the Termination Date:

(a) employed or engaged by the Company or any Subsidiary in the Company’s Business or the Syndicates’ Business at a remuneration (excluding profit commission) exceeding £30,000 or such higher sum as may from time to time be notified in writing by the Company to the Executive; and

(b) with whom the Executive had personally worked in relation to the Company’s Business or the Syndicates’ Business.

“Marketing Information”	all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing of the Syndicates’ Business or the Company’s Business including, without limitation, market share and pricing statistics, marketing surveys and plans, sales techniques, advertising and promotional material, the requirements in relation to the Syndicates’ Business and all confidential aspects of the business relationship with the Capital Providers participating in the Syndicates and brokers placing business with the Syndicates;

“Capital Provider”	any current provider of capital to the Syndicate;

“the Restricted Period”	the period of three months from the Termination Date provided that, if the Company exercises its right to place the Executive on “garden leave” in accordance with Clause 15.3, unless the Company notifies the Executive in writing to the contrary before the Termination Date, such six month period shall be reduced by such period as is equal to the period of “garden leave”;

“the Syndicates’ Business”	all and any commercial activities of the Syndicates:-

	(a)	with which the Executive shall have been concerned or involved to any material extent at any time during his employment by the Company and which the Syndicates shall carry on with a view to profit; or

	(b)	which the Syndicates shall, at the Termination Date, have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Executive shall, at the Termination Date, possess any Confidential Information; and

“the Termination Date”	the date on which the Executive’s employment with the Company actually ends.
12.2	The Executive acknowledges that:-
12.2.1 the Company, its Subsidiaries and the Syndicates possess a valuable body of Confidential Information;
12.2.2 the Company and its Subsidiaries will give him access to Confidential Information in order that he may carry out the duties of his employment;
12.2.3 the duties of his employment include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company, the Subsidiaries and of the Names participating in the Syndicates;
12.2.4 the Company requires all its active underwriters, deputy underwriters and class underwriters to accept restrictions which are similar to those set out in this Clause and Clause 13 for the legitimate protection of the Company’s Business and the Syndicates’ Business; and

12.2.5 that the disclosure of any Confidential Information to any actual or potential competitor of the Company, the Subsidiaries or the Syndicates would place the Company, the Subsidiaries or the Syndicates (as the case may be) at a serious competitive disadvantage and would cause serious damage to the Company’s Business and the Syndicates’ Business.
12.3	The Executive shall not at any time during the Restricted Period:-
12.3.1 in relation to any business which is in any way in competition with the Company’s Business or the Syndicates’ Business:-
12.3.1.1	induce, or seek to induce, any Capital Provider who participated in the Syndicates at the Termination Date to reduce or withdraw the capacity provided by him to the Syndicate;

12.3.1.2	induce, or seek to induce, any Capital Provider to reduce or withdraw the capacity provided to the Syndicates at the Termination Date;

12.3.1.3	cause any Capital Provider who participated in the Syndicates at the Termination Date to transfer all or any of such capacity to another syndicate at Lloyd’s;

12.3.1.4
induce, or seek to induce, any broker or other intermediary who shall, at any time in the period of twelve months ending on the Termination Date, have placed business with the Syndicates, and with whom the Executive shall have had dealings, to cease placing business with the Syndicates, to reduce the amount of business placed by it with the Syndicates or to vary the terms upon which is deals with the Syndicates;

12.3.1.5
underwrite any risk which shall have been underwritten by the Syndicates at any time in the period of twelve months ending on the Termination Date unless the Syndicates’ Underwriter has already written a line on or declined the risk concerned.

12.3.2	entice away, or endeavour to entice away, from the Company, or knowingly employ or procure or assist any third party to employ, any Employee.

12.4
The Executive shall not at any time after the Termination Date represent himself, or permit himself to be held out by any person, firm or company, as being in any way connected with or interested in the Company’s Business or the Syndicates’ Business.

12.5
Whilst the restrictions referred to in this Clause 12 (on which the Executive has had an opportunity to take independent legal advice as the Executive now acknowledges) are regarded by the parties as fair and reasonable restrictions to be imposed on the Executive, it is declared that the wording of this Clause 12 is severable and so much of the same as a court of competent jurisdiction may regard as unreasonable shall (so far as the same is possible) be deleted.

12.6
If the Executive breaches any of the provisions in this Clause 12, the Company shall, by notice in writing to him, be entitled to extend the period during which the provisions of Clause 12 which have been breached apply by an equivalent period to that during which the breach or breaches shall have continued, such additional period to commence on the date upon which the period would have otherwise expired. The Executive agrees that if the Company so extends the period of any of the restrictive covenants this shall not prejudice the right of the Company to apply to the courts for injunctive relief in order to compel the Executive to comply with the provisions of this Agreement and/or damages, as the case may be.

12.7
If, after his employment ends, the Executive applies for or is offered a new employment, appointment or engagement, he will, before entering into any such contract in respect thereof, bring the terms of this Clause and Clauses 3, 4 and 13 to the attention of any person proposing, directly or indirectly, to employ, appoint or engage him.

13.	CONFIDENTIALITY
13.1	Without prejudice to Clause 13.2 or 13.4 and subject to Clause 13.2, the Executive agrees that he will not, during his employment by the Company:-
13.1.1 sell, or seek to sell, to anyone information acquired by him in the course of his employment;
13.1.2 obtain, or seek to obtain, any financial advantage, direct or indirect, from disclosure of such information;
13.1.3 directly or indirectly receive (other than as agent for the Company or any of the Subsidiaries) or retain any discount, rebate, fee, gratuity or commission connected, directly or indirectly, with his duties and services as an employee of the Company (except any gift or gifts with a value in aggregate in any one year of not more than £100 or favour of any kind); or

13.1.4 discuss with any journalist or reporter or any other representative of the media any matter relating to the affairs of the Company, its Subsidiaries, or the Syndicates, nor respond to any enquiries from any journalist or reporter or any other representative of the media in relation to any matter relating to the affairs of the Company, its Subsidiaries, or the Syndicates without first obtaining the written consent of the Chairman of the Board and the Executive shall comply with all conditions to which such consent may be subject.
13.2
The Executive agrees that he will not, either during his employment or after its end (without limit in point of time), for his own purposes or for any purposes (other than those of the Company and its Subsidiaries) for whatever reason and in whatever manner use or divulge or communicate, or permit the use, divulgence or communication, to any person, firm, company or organisation (except to those officials of the Company or any Subsidiaries whose province it is to know the same) any Confidential Information acquired or discovered by the Executive in the course of his employment.

13.3	The restrictions contained in this Clause (other than Clause 13.1.3) shall not apply to:-
13.3.1 any disclosure authorised by the Board or required in the ordinary and proper course of the Executive’s employment, or as required by the order of a court of competent jurisdiction, or an appropriate regulatory authority, or otherwise required by law; or
13.3.2 any information which the Executive can demonstrate was known to him before his employment by the Company began, or which is in the public domain otherwise than as a result of a breach by the Executive of this Clause.
13.4	The provisions of this Clause 13 are without prejudice to the duties and obligations of the Executive implied into this Agreement at common law.
14.	INCAPACITY
14.1
If the Executive is prevented by illness (including mental illness) or injury, from attending properly to his duties, he shall, to the extent that he is not disabled from so doing, arrange that the Company is notified promptly of his disability, or any enforced absence from work, and from time to time, of the expected period of his disability and the expected date on which he will be able to return to work. The Executive shall complete a self-certification sickness form on his return to work and in respect of periods of absence of seven days or more he shall comply, as far as he can, with the Company’s requirement for an appropriate medical certificate for each week’s absence.

14.2
The Company shall be entitled to require that the Executive submits to medical examination at any stage of absence or if the Board reasonably believes that the Executive may be suffering from a medical condition which materially interferes with the proper discharge of his duties and if the Executive will not take voluntary absence from work.

14.3
The Company is required to pay Statutory Sick Pay (“SSP”) for absence due to personal sickness or injury where absence is continuous for four working days or more, provided that the Executive has complied with the notification rules set out in Clause 14.1. The Executive’s “Qualifying Days” for the purposes of SSP are Monday to Friday. For the first 130 working days in aggregate (or, where the period under any PHI scheme operated by the Company after which the Executive would be entitled to receive PHI benefits exceeds or is less than 130 working days, for such longer or shorter period) of absence due to sickness or injury during any calendar year the Company will pay the Executive an amount equal to the relevant proportion of his annual base salary, less SSP, provided he has complied with the notification requirements set out above.

15.	TERMINATION
15.1
The Company is entitled to end the Executive’s employment with immediate effect by summary notice in writing in any of the following events (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this Clause):-

15.1.1 if the Executive commits any material or continued or repeated serious breach of any part of this Agreement, or the Executive’s obligations under it (and in the case of a continued or repeated serious breach having been warned and having refused or failed to remedy any such breach);
15.1.2 if the Executive, in the performance of his duties under this Agreement or otherwise, commits any act of serious misconduct or serious incompetence or serious negligence or shall do or omit to do any other act which is seriously prejudicial to the interests of the Company, any Subsidiary or the Syndicates;
15.1.3 if the Executive materially prejudices, or by his act or omission is likely, in the reasonable opinion of the Board, to prejudice materially, the interests or reputation of the Executive, the Company, any of its Subsidiaries or the Syndicates (including but not limited to any situation where the Company has reasonable grounds for believing that the Executive has breached insider trading legislation or the Model Code as defined in Clause 4.6);

15.1.4	if the Executive is convicted of any criminal offence involving dishonesty or violence (other than an offence which does not, in the opinion of the Board, affect his position under this Agreement);
15.1.5	if the Executive becomes bankrupt or enters into, or makes, any arrangement or composition with, or for the benefit of, his creditors generally;
15.1.6	if the Executive becomes of unsound mind;
15.1.7
if the Executive becomes incapacitated from performing all or any of his duties under this Agreement by illness, injury or otherwise for a period exceeding (in total) twenty six weeks (or such longer period as the Company may agree) in any period of twelve months from performing all or any of his duties under this Agreement provided that the Company agrees not to exercise its rights under this clause if to do so would deprive the Executive of benefits under the PHI scheme referred to in Clause 9.2.2;

15.1.9	if the Executive is barred from the “Underwriting Room” or removed from being an underwriting member with immediate effect;
15.1.10	if the Executive is disqualified, suspended (after due enquiry), struck off, or any other similar action is taken against him by Lloyds; or
15.1.11
If the Executive knowingly fails to apply for registration as required under the Personal Registration System at Lloyd’s for the function which he is, under this Agreement, appointed to perform, or if he knowingly and falsely holds himself out as being so registered, or if any such registration is withdrawn.

15.2	Without prejudice to Clause 4.1:-
15.2.1	after notice of termination has been given by either party in accordance with Clause 3; or
15.2.2	if the Executive seeks, or endeavours or indicates an intention, to resign as a director of the Company or any Subsidiary or to terminate his employment in breach of this Agreement;
PROVIDED THAT the Executive continues to be paid and receives his full contractual benefits under this Agreement until his employment ends in accordance with the terms of this Agreement, the Board may, in its absolute discretion, without breaking the terms of this Agreement or giving rise to any claim against the Company:-

(i)	exclude the Executive from the premises of the Company and/or any Subsidiary;
(ii)
require the Executive to carry out specified duties, which, insofar as is practicable in all the circumstances, shall be compatible with his position as described in Clause 3.1 for the Company and/or any Subsidiaries at premises other than those referred to in Clause 6 or to carry out no duties;

(iii)	announce to employees, Names, Members’ Agents, Lloyd’s Advisers and Lloyd’s that the Executive has been given notice of termination or has resigned (as the case may be);
(iv)
without prejudice to Clause 4, instruct the Executive not to communicate orally or in writing with Names participating in the Syndicates, Members’ Agents or Lloyd’s Advisers whose Names participate in the Syndicates or employees, agents or representatives of the Company or any Subsidiary until his employment has ended.

15.3
Notwithstanding Clause 15.2, should the circumstances referred to in Clause 15.2.1 and 15.2.2 arise, the Board may consent to any reasonable request by the Executive to carry out work or to take up an employment or engagement which will not contravene the provisions of Clause 12 (such consent not to be unreasonably withheld). If such consent is given, the Executive’s contract will end on the date of such consent and the Executive shall receive payment but subject to Clause 16 up to such date, but shall be entitled to no further payment under this Agreement PROVIDED ALWAYS THAT in the event of such termination the Executive will be bound by the terms of Clauses 12 and 13.

15.4
Before and (at the Company’s expense, including reasonable fees for attendance in connection with legal proceedings or steps taken in connection therewith) after the end of the his employment, the Executive shall provide the Company and/or any Subsidiary with reasonable assistance in any proceedings or possible proceedings in which the Company and/or any Subsidiary is or may be a party PROVIDED ALWAYS THAT the Executive shall only be required to give assistance regarding matters of which he has knowledge and/or experience.

16.	DEDUCTIONS
The Executive authorises the Company to deduct from his remuneration (which, for the purposes of this Clause, includes salary (whether in lieu of notice or otherwise), bonus, holiday pay and sick pay) all debts owed by the Executive to the Company, or any Group Company, including (without limitation) the balance outstanding of any loans (including interest where appropriate) advanced by the Company to the Executive and all or any deductions in respect of tax or national insurance.

17.	SALE OR RECONSTRUCTION OF THE COMPANY
The Executive agrees that he will have no claim against the Company, or any Subsidiary in respect of the end (by operation of law or otherwise) of his employment under this Agreement on or in connection with the sale of the whole or a substantial part of the business or undertaking of the Company or any Subsidiary, or on or in connection with the sale of the Company or any Subsidiary, or on or by reason of the liquidation of the Company or any Subsidiary for the purpose of amalgamation or reconstruction (whether or not by reason of insolvency) provided he is offered employment on no less favourable terms than those contained in this Agreement (except as to the identity of the employer) with any person, firm, company or organisation which acquires the Company or any Subsidiary, or which acquires the whole or a substantial part of the undertaking or business of the Company, or any such Subsidiary as a result of such sale or of such amalgamation or reconstruction.
18.	DELIVERY OF DOCUMENTS
When the Executive’s employment ends, for whatever reason, (or earlier if requested), the Executive will forthwith deliver up to the Company originals and copies of all statistics, documents, accounts, records and papers, computer disks and printouts and all other property of any kind which may be in the Executive’s possession or control and which belong to or relate in any way to the business of the Company or any Group Company; and he agrees that he will not take or retain copies of such documents.
19.	RIGHTS FOLLOWING TERMINATION
The ending of the Executive’s employment (however arising and notwithstanding the fact that such termination may be held to be illegal or improper) will not affect such of the provisions of this Agreement as expressly or impliedly operate or have effect after such termination, and will not prejudice any right or action already accrued to either party in respect of any breach of any terms of this Agreement by the other party.
20.	DISCIPLINARY AND GRIEVANCE PROCEDURES
20.1	The Company has a Disciplinary Procedure which is set out in Schedule II. The Disciplinary Procedure does not form part of the Executive’s contract of employment.
20.2
If the Executive has a grievance in relation to his employment or is dissatisfied with any disciplinary decision against him, the Executive should raise the matter with the Managing Director. If the problem is not satisfactorily resolved the Executive may request an interview with the Chairman of the Company, who decision shall be final.

21.	COLLECTIVE AGREEMENTS
There are no collective agreements which, directly or indirectly, affect the terms and conditions of the Executive’s employment.
22.	NOTICES
Any notice given under this Agreement shall be deemed well served if, when addressed to the Company, it is left at its registered office or sent by first class recorded delivery post addressed to the Company at its registered office; or if, when addressed to the Executive, it is served personally or sent by first class recorded delivery post addressed to the Executive at his usual or last known place of residence in England. In case of service by post, the day of service shall be forty eight hours after posting.

EXECUTED as a Deed by	)
NAVIGATORS UNDERWRITING AGENCY LIMITED	)
)
acting by a director	)
and its secretary	)	/s/ [ILLEGIBLE]
Director

/s/ Jacqui Hedges
Secretary
SIGNED as a Deed by the )
Executive in the presence of:-    ) /s/ Stephen R. Coward
Witness: A. S. Edwards F.C.I.I.
Signature: /s/ A. S. Edwards
Address: 30 CARLTON RD
                ROMFORD
                RM2 5NN

SCHEDULE I
Responsibilities & Functions
Underwriter:

Syndicate/s:	1221
UW Sector Responsibilities	Consortium Underwriter

SCHEDULE II
DISCIPLINARY RULES AND PROCEDURES
(a)
It is the policy of the Company to trust its staff to conduct themselves honestly and with personal and professional integrity. The disciplinary procedures are therefore concerned only with matters that affect the Company’s operation and reputation and well-being of its staff. The objectives of these procedures are:

(i)	to maintain harmonious working relationships in an atmosphere of trust and mutual respect; and
(ii)	to preserve the highest possible standard of service to those with whom we conduct business, particularly by minimising interruption of work; and
(iii)
to restore working relationships, where a breach of discipline has occurred, by ensuring a thorough examination of the situation and fair and prompt action so that misunderstandings do not become disputes.

(b)
This disciplinary procedure provides for warnings to be given for failure to meet the Company’s standards of job performance, conduct (whether during working hours or not) and attendance, for breach of company policies or procedures and for breach of any of the terms and conditions of employment. The procedure is not contractually binding but applies to all employees and employees should familiarise themselves with its provisions.

1.	In the first instance, the employee’s Manager will establish the facts surrounding a complaint or alleged offence and if necessary take into account the statements of any available witnesses.
2.
If he considers it is not necessary to resort to the formal warning procedure, he will discuss the matter with the employee suggesting areas of improvement. These discussions will, insofar as possible, be in private.

3.
If he considers that it is necessary to invoke the formal warning procedure, he will inform the employee of this. The following procedure will then apply. Depending on the seriousness of the complaint, the procedure may be invoked at any level including summary dismissal.

3.1
In the case of minor misconduct, or unsatisfactory performance, including but not limited to breaches of discipline relating to time keeping or attendance, poor job performance, failure to comply with instructions or a minor breach of any of the terms and conditions of employment (altogether referred to as “misconduct”) the employee will be given a formal oral warning, and a note of the warning will be placed on his personal file.

3.2
In the case of serious misconduct or further misconduct, the employee will be given a written warning setting out the nature of the misconduct, and if appropriate specifying any improvement required of him and over what period.

3.3
In the case of further misconduct, or if he fails to improve his performance, or if the misconduct, whilst falling short of gross misconduct, is serious enough to warrant only one written warning, he will be given a final written warning. Any further misconduct will normally lead to dismissal.

3.4	In the case of gross misconduct, or if previous stages of the warning procedure have been exhausted, he will normally be dismissed.
4.	The following are non-exhaustive examples of the sort of matters which would normally amount to gross misconduct:
•	failure to comply with a written instruction from a director of the Company;

•	misappropriation or unauthorised use of Company property;

•	physical violence;

•	intoxication or frivolous behaviour which interrupts work;

•	breach of an employee’s duty under the Health and Safety at Work Act 1974;

•	unauthorised use of confidential information obtained in the course of employment;

•	the Company having reasonable grounds for believing that the employee has breached the Lloyd’s Model Code for Dealings in Securities by Certain Members of the Lloyd’s Community;

•	falsification of records;

•	conduct which violates common decency;

•	being charged with a criminal offence relevant to the employee’s employment generally, or under Part V of the Criminal Justice Act 1993.

5.
In all cases before any disciplinary action (including warnings) is taken, the employee will be interviewed, informed of the allegations made against him and given an opportunity to state his case. He may be accompanied by a colleague of his choice. If he is dissatisfied with the outcome of any stage of the above procedure including dismissal, he may appeal in writing to the Company Secretary within 5 working days of any disciplinary action having been taken. The decision of the Board of Directors on any such appeal will be final.